Exhibit 99.1

Contact: Cathy Kruse
Telephone: 701-572-2020 ext 1
cathy@georesourcesinc.com

FOR IMMEDIATE RELEASE

GeoResources, Inc. Provides an Operations Update

Houston, Texas, January 4, 2011 - GeoResources, Inc., (NASDAQ: “GEOI”), today provided an operations update.

EAGLE FORD

We have assembled approximately 21,000 net acres, including working interests ranging from 32.5% to 65%, in the Eagle Ford trend of Texas in Atascosa, Fayette, Gonzales and McMullen Counties. We believe the vast majority of our acreage is over-pressured and in the volatile oil to high condensate windows of the Eagle Ford trend. Our initial 900 acre drilling unit is located in southwest Fayette County and we expect to begin drilling our first well in this unit, the Flatonia East Unit #1H, this month. The unit will accommodate up to nine wells depending on ultimate spacing. We have a 50% working interest in the unit and the well. As previously reported, we have entered into agreements with Ramshorn Investments, Inc., an affiliate of Nabors Industries LTD, related to an area of mutual interest (“AMI”) in southwest Fayette County, Texas. Ramshorn has acquired a 50% interest and agreed to jointly acquire additional acreage and implement a drilling and development program within the AMI. At present, we are planning 12 -13 wells across our entire acreage position in 2011. In six of the wells we have a 50% carried working interest through the tanks.

BAKKEN SHALE OPERATED

Our first operated Bakken well in our Williams County, North Dakota project area, the Carlson 1-11H, has been completed as a Middle Bakken producer in Section 11, Township 157 North, Range 103 West. The well was drilled on a 640 acre spacing unit and was completed with an 18 stage frac utilizing sand and resin-coated sand as the proppant. Our completed well cost was approximately $5.6 million. We own a 47.5% working interest in the well.

Being our first operated Bakken well, we chose to drill a 640 acre unit in order to minimize mechanical risk and ensure an adequate test of the Middle Bakken on our acreage block. Recent harsh winter conditions have hampered continuous operations, causing the well to be shut-in sporadically and also delaying installation of production tubing. The well is producing and has tested at a peak 24-hour production rate of approximately 685 BOPD, through a 4 1/2” frac string, on a 29/64ths choke and with a 39% oil cut. With continuous production, we expect the well to continue to clean up and recover additional frac fluid and therefore expect the oil cut to improve. We are planning all future drilling to be on 1,280 acre spacing units with maximum allowed horizontal lengths and also intend to evaluate different frac methods (i.e. sand, ceramics and number of stages).

We have also drilled and cased the Siirtola 1-28-33H located in Sections 28 and 33 of Township 157 North, Range 102 West. This well is on a 1,280 acre drilling unit. We expect the well to be frac’ed in February, 2011. In addition, we are currently drilling the horizontal section of the Anderson 1-24-13H, also on a 1,280 spacing unit, located in Sections 24 and 13 of Township 157 North, Range 102 West. Our working interests are approximately 34% and 35%, respectively, in these two drilling units. After the Anderson 1-24-13H reaches its total horizontal objective, the drilling rig will be moved to eastern Montana (see below); we expect to move the rig back to Williams County and pursue continuous development of our acreage in the early spring of 2011.

We are also participating with a 3.3% working interest in the Oasis Petroleum-operated Grimstvedt 5703 42-34H, which is located within our project area in Sections 34 and 27 of Township 157 North, Range 103 West in Williams County. The well is currently being completed.

To date, we have acquired approximately 24,000 net acres in the Bakken, representing a 47.5% working interest, within an AMI being developed with Resolute Energy Corporation and another industry participant. We are the operator for our group. Assuming full development on 1,280 acre spacing units, our group has a majority interest in and control of 40 units and has working interests in another 42 units. Where we have a minority interest in a spacing unit, we will attempt to acquire a majority, thereby increasing the likelihood that we will be the designated the unit operator.

BAKKEN SHALE NON-OPERATED

To date, in our non-operated program located in Mountrail and adjacent counties in North Dakota, we have participated in 80 wells drilled by our primary operator, Slawson Exploration Company, with a 100% success rate. In addition, we own minor working interests in numerous other wells within the Bakken/Three Forks play. Slawson is currently running four drilling rigs on our North Dakota acreage and we will continue to seek to acquire additional acreage and well interests.

The following table updates our prior operations releases regarding this project. Generally, we report only the wells operated by Slawson, but may include others where the wells or our interests are meaningful. We do not report our numerous minor interest wells. The table below lists all such 2010 wells as we have included 30 and 60 day average production rates, where data is available. We are reporting oil production only, therefore excluding natural gas and equivalents, which are less meaningful.

WELL NAME	SPACING UNIT (ACRES)	WI	IP (BOPD) (1) (24-HR RATE)	1st 30 DAY AVG (BOPD)	1st 60 DAY AVG (BOPD)	STATUS

1st Qtr 2010
Atlantis Federal #1-34-35H	1,280	7.78%	1,424	1,179	1,018	Producing
Cannonball Federal #1-27-34H(2)	1,280	4.43%	1,517	871	637	Producing
Jericho #2-5H-TF(3)	640	5.87%	310	235	203	Producing
Lunker Federal #1-33-4H	1,280	5.25%	650	356	413	Producing
Machete #1-19H	640	9.90%	1,264	881	688	Producing
Sauger Federal #1-22H	640	6.27%	1,597	1,231	1,020	Producing
Shad Federal #1-2-3H	1,280	5.25%	1,034	569	471	Producing
Sniper Federal #1-6-7H	1,280	8.02%	1,546	1,114	1,096	Producing
Tarantula #1-16H	640	5.92%	1,010	623	494	Producing
Whirlwind #1-31H	640	6.28%	1,546	857	743	Producing
Wizard #1-35H	640	14.40%	904	668	497	Producing

2nd Qtr 2010
Alamo #1-19-18H	1,280	8.59%	553	271	199	Producing
Badger #1-9H	640	7.20%	1,142	742	542	Producing
Diamondback #1-21H	640	2.77%	753	481	377	Producing
Moray Federal #1-10H	640	11.40%	1,371	844	689	Producing
Neptune #1-15H	640	5.68%	1,394	687	540	Producing
Osprey Federal #1-26-25-30H	1,572	4.75%	921	524	413	Producing
Pike Federal #1-3-2H	1,280	7.27%	1,594	1,143	1,002	Producing
Voyager #2-28H	640	9.38%	1,045	499	511	Producing
Phoenix #1-18H	640	5.72%	1,401			Producing
Crusader #1-16H	640	14.40%				Completing

3rd Qtr 2010
Armada Federal #1-14-13H	1,280	10.37%	1,407	1,059		Producing
Goblin #1-26H	320	2.40%	1,287	626		Producing
Revolver #1-35H	640	1.90%	1,373	823		Producing
Mole #1-20H	640	7.70%	615			Producing
Silencer #1-29H	640	8.55%	1,172			Producing
Hunter #1-8-17H	1,280	6.08%				Completing
Jaguar #1-32H	640	13.50%				Completing
Muskrat Federal #1-28-33H	1,280	6.51%				Completing
Vagabond #1-27H	640	4.95%				Completing
Vixen Federal #1-19-30H	1,280	6.52%				Completing
Water Moccasin #1-34H-TF	640	5.70%				Completing
Submariner Federal #1-23-24H	1,280	12.57%				Drilling

4th Qtr 2010
Mamba #2-20H	640	8.38%				Completing
Payara #2-21H	640	6.28%				Completing
Prowler #2-16H	640	5.86%				Completing
Bandit #2-29H	640	7.35%				Completing
Genesis #2-13H	640	8.51%				Drilling
Mustang #1-22H	640	4.75%				Drilling
Nightcrawler #2-17H	640	6.67%				Drilling
Hunter #2-8-17H	1,280	6.08%				Waiting on Rig
Loon Federal #1-24-25H	1,280	4.84%				Waiting on Rig

(1)	As used in the above table, “IP (BOPD) (24 hr rate)” is defined as the peak oil volume produced on a daily basis through permanent production facilities that occur within the first few days of initial production from the well. Higher hourly rates can occur while the well is cleaning up through temporary test facilities after hydraulic fracture stimulation.
(2)	Only half of the Cannonball Federal 1-27-34H frac was completed. The remaining stages will be finished at a later date.
(3)	Jericho #2-5H-TF had less than 50% of the stages frac’d correctly due to mechanical problems with stimulation sleeves.

At present, 9 -12 wells are scheduled to commence drilling in the first quarter of 2011 in which we expect to have working interests in the 5% to 15% range. Additional wells are in the process of being permitted and scheduled.

MONTANA

In Roosevelt County, Montana, the Renegade #1-10H, operated by Slawson, has been completed as a producer with an initial production rate of approximately 630 BOPD and an initial 30 day average of 330 BOPD. The well was drilled in the Middle Bakken on a 640 acre unit. The well is located on our 2,920 gross acre Rip-Rap prospect in Section 10, Township 26 North, Range 59 East. We have a 25% working interest in the well and prospect. The second well in the project, the Battalion 1-3H located in Section 3, Township 26 North, Range 59 East, Roosevelt County, Montana, is currently drilling.

We have also entered into a joint development agreement with a private company covering seven 1,280 acre drilling units in Roosevelt County, Montana. We are the designated operator for our group and have a 25% working interest. After the above-referenced Anderson 1-24-13H has reached its total horizontal objective, the drilling rig will be moved to eastern Montana and we will drill one Ratcliffe well (a vertical proved undeveloped location). In this well we plan to core the Middle Bakken and Three Forks, and thereafter intend to drill one Middle Bakken horizontal well, prior to moving the rig back to our Williams County, North Dakota project.

To date, we have acquired approximately 9,000 net acres (7,500 operated) in eastern Montana, including a 9.375% working interest in the Brigham Exploration’s Swindle 16-9 #1H well which is currently being completed.

ST. MARTINVILLE

We have drilled and completed the Conoco Fee A-53 and are waiting on electricity prior to placing the well on production. The well was completed in Miocene sand at approximately 5,425 feet. The well is located in St. Martin Parish, Louisiana. Our working interest in the well is 97%. We continue to integrate the 3-D seismic and subsurface geologic well control and during 2011 and 2012 we expect to drill additional Miocene locations above 6,000 feet. Pending improvement in gas prices we may drill a normally pressured Discorbis test for gas and liquids at about 10,000 feet.

Comments:

Frank A. Lodzinski, President and CEO of GeoResources, Inc. commented, “We continue to demonstrate that we have the capability and track record to operate profitably and expand our acreage and drilling portfolio. We have developed a substantial presence in the Bakken and Eagle Ford shales, which, in my view, are currently the two most attractive domestic on-shore resource plays in the industry. During 2011, we expect to conduct significant drilling programs on existing acreage while we continue to seek to expand our acreage holdings and drilling portfolio.”

Mr. Lodzinski further commented, “We are very pleased with the initial results of our operated Bakken project in Williams County, North Dakota. This project is off to a great start with the initial test on our acreage block, the Carlson well, establishing production and being economically drilled and completed. We are also pleased to partner with Ramshorn for our Eagle Ford drilling program, in Southwest Fayette County, Texas. Ramshorn has been an outstanding participant in our operated Austin Chalk development program and, in my opinion; the economics of that program have been favorably impacted by our horizontal drilling expertise and the high quality of Nabors’ services. We have also assembled a significant amount of operated acreage in Atascosa, Gonzales and McMullen Counties, Texas.”

About GeoResources, Inc.

GeoResources, Inc. is an independent oil and gas company engaged in the acquisition and development of oil and gas reserves through an active and diversified program which includes the acquisition, drilling and development of undeveloped leases, purchases of reserves, exploration and re-engineering and activities, currently focused in the Southwest, Gulf Coast and the Williston Basin. For more information, visit our website at www.georesourcesinc.com.

Forward-Looking Statements

Information included herein contains forward-looking statements that involve significant risks and uncertainties, including our need to replace production and acquire or develop additional oil and gas reserves, intense competition in the oil and gas industry, our dependence on our management, volatile oil and gas prices and costs, uncertain effects of hedging activities and uncertainties of our oil and gas estimates of proved reserves and reserve potential, all of which may be substantial. In addition, past performance is no guarantee of future performance and results. All statements or estimates made by the Company, other than statements of historical fact, related to matters that may or will occur in the future are forward-looking statements. Readers are encouraged to read our December 31, 2009 Annual Report on Form 10-K and Form 10-K/A and any and all of our other documents filed with the SEC regarding information about GeoResources for meaningful cautionary language in respect of the forward-looking statements herein. Interested persons are able to obtain free copies of filings containing information about GeoResources, without charge, at the SEC’s internet site (http://www.sec.gov). There is no duty to update the statements herein.

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